Exhibit 5.1

June 19, 2013

Memorial Production Partners LP

1301 McKinney Street, Suite 2100

Houston, Texas 77010

Re:	Memorial Production Partners LP
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Memorial Production Partners LP, a Delaware limited partnership (the “Partnership”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Partnership with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the offer and sale by certain selling unitholders of the Partnership named in the Registration Statement of up to 12,422,206 units (the “Secondary Common Units”) constituting common units representing limited partner interests in the Partnership (“common units”), consisting of (i) 7,061,294 outstanding common units (the “Outstanding Common Units”) and (ii) 5,360,912 common units (the “Converted Common Units”) issuable upon conversion of the 5,360,912 outstanding units (the “Secondary Subordinated Units”) constituting subordinated units representing limited partner interests in the Partnership (“subordinated units”). The Secondary Common Units may be sold (or, in the case of the Converted Common Units, issued and sold) or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein and supplements to the prospectus pursuant to Rule 415 under the Act. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined originals or certified copies of such corporate records of the Partnership and other certificates and documents of officials of the Partnership or its general partner, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies. We have also assumed that, upon sale and delivery, (i) if constituting certificated Secondary Common Units, the certificates therefor will conform to the specimen thereof included as an exhibit to the form of partnership agreement of the Partnership (the “Partnership Agreement”) filed as an exhibit to the Registration Statement and will have been duly countersigned by the

Memorial Production Partners LP

June 19, 2013

transfer agent and duly registered by the registrar for the common units of the Partnership or (ii) if constituting uncertificated Secondary Common Units, valid book-entry notations for the issuance of such Secondary Common Units in uncertificated form will have been duly made in the register of common units of the Partnership. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the general partner of the Partnership, all of which we assume to be true, correct and complete.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

(1)	the Outstanding Common Units are duly authorized and validly issued and holders of such Outstanding Common Units have no obligation to make any further payments to the Partnership for the issuance of such Outstanding Common Units or contributions to the Partnership solely by reason of their ownership of such Outstanding Common Units, except for their obligations to repay any funds wrongfully distributed to them; and

(2)	the Converted Common Units are duly authorized and, upon the conversion of the Secondary Subordinated Units into the Converted Common Units in accordance with, and subject to, the conditions set forth in the Partnership Agreement, will be validly issued and thereupon holders of such Converted Common Units will have no obligation to make any further payments to the Partnership for the issuance of such Converted Common Units or contributions to the Partnership solely by reason of their ownership of such Converted Common Units, except for their obligations to repay any funds wrongfully distributed to them.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to the laws of any jurisdiction other than the Revised Uniform Limited Partnership Act of the State of Delaware (the “Delaware LP Act”). As used herein, the term “Delaware LP Act” includes the statutory provisions contained therein and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

B.	This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Partnership or any other person or any other circumstance.

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Memorial Production Partners LP

June 19, 2013

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ AKIN, GUMP, STRAUS, HAUER & FELD, L.L.P.

AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.